UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                      	Washington D.C. 20549

                          SCHEDULE 13G

            Under the Securities Exchange Act of 1934

                        (Amendment No. 7)


                        Boulder Total Return Fund, Inc.
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                        (Name of Issuer)

                  COMMON STOCK, $.01 PAR VALUE
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                 (Title of Class of Securities)

                            101541100
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                         (CUSIP Number)


                        DECEMBER 31, 2006
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     (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 101541100
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1. Names of Reporting Persons.
   I.R.S Identification No. of above person.

   ALTER ASSET MANAGEMENT, INC.
   22-3172699
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2. Check the Appropriate Box if a Member of a Group
   (a)   [ ]
   (b)   [ ]
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3. SEC Use Only

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4. Citizenship or Place of Organization

   STATE OF DELAWARE
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		5. Sole Voting Power                780,320
 Number of	-------------------------------------------------
   Shares		6. Shared Voting Power               NONE
Beneficially			                      6,834 - no voting power
 Owned by	-------------------------------------------------
    Each
 Reporting	 7. Sole Dispositive Power   780,320
   Person	-------------------------------------------------
    With:
		8. Shared Dispositive Power   NONE
					     6,834 - no dispositive power
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9. Aggregate Amount Beneficially Owned by Each Reporting Person

   787,154
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10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares   [ ]
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11. Percent of Class Represented by Amount in Row (9)

   6.4%
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12. Type of Reporting Person

    IA
Investment Adviser,in accordance with section 240.13d-1(b)(1)(ii)(E)

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CUSIP No. 101541100
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Item 1.

	(a) Name of Issuer:

	   Boulder Total Return Fund, Inc.

	(b) Address of Issuer's Principal Executive Offices:

	    1680 38th Street, Suite 800
	    Boulder, Colorado 80301

Item 2.

	(a) Name of Person Filing:

	    Alter Asset Management, Inc.

	(b) Address of Principal Business Office or, if none,
	    Residence:

	    731 Alexander Road
	    Princeton, New Jersey 08540

	(c) Citizenship:

	   State of Delaware

	(d) Title of Class of Securities:

	    COMMON STOCK, $.01 par value per share

	(e) CUSIP Number:

	    101541100

Item 3.	If this statement is filed pursuant to Rules 240.13d-1(b)
        or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)  [ ] Broker or dealer registered under section 15 of the Act;
	(b)  [ ] Bank as defined in section 3(a)(6) of the Act;
	(c)  [ ] Insurance company as defined in section 3(a)(19) of the Act;
	(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940;
	(e) [X] An investment adviser in accordance with Rule 240.13d-1(b)(1)(ii)(E);
	(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 240.13d-1(b)(1)(ii)(F);
	(g) [ ] A parent holding company or control person in accordance with Rule 240.13d-1(b)(1)(ii)(G);
	(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;
	(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;
	(j)  [ ] Group, in accordance with Rule 240.13d-1(b)(1)(ii)(J).


Item 4.  Ownership

	Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	(a) Amount beneficially owned:

	   787,154

	(b) Percent of class:

	 6.4%
	(c) Number of shares as to which the person has:

	     (i) Sole power to vote or to direct the vote:
		 780,320
	     (ii) Shared power to vote or to direct the vote:
		     NONE
		       6,834 (no voting power)


	     (iii) Sole power to dispose or direct the
		   disposition of:

	             780,320

	     (iv) Shared power to dispose or direct the
		  disposition of:

		  NONE
		   6,834 (no power to dispose)


Item 5.  Ownership of Five Percent or Less of a Class

	If this statement is being filed to report the fact
	that as of the date hereof the reporting person has
	ceased to be the beneficial owner of more than five
	percent of the class of securities, check the
	following:   [ ]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

	ALL SECURITIES REPORTED IN THIS SCHEDULE ARE OWNED
	BY ALTER ASSET MANAGEMENT,INC.'s ADVISORY CLIENTS, NONE OF WHICH TO ALTER ASSET MANAGEMENT, INC.'s KNOWLEDGE OWNS MORE THAN 5% OF THE CLASS. ALTER ASSET MANAGEMENT, INC. DISCLAIMS BENEFICIAL OWNERSHIP OF ALL SUCH SECURITIES.



Item 7.  Identification and Classification of the Subsidiary
         Which Acquired the Security Being Reported on By the
         Parent Holding Company or Control Person

         NOT APPLICABLE


Item 8.  Identification and Classification of Members of the
         Group

         NOT APPLICABLE

Item 9.  Notice of Dissolution of Group

         NOT APPLICABLE

Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date:      February 09, 2006

Signature: GEORGE ANDRESEN

Name/Title: George Andresen
	   Chief Compliance Officer
	   Alter Asset Management, Inc.